COACHMEN INDUSTRIES TO ACQUIRE MILLER BUILDING SYSTEMS

ELKHART, Ind., Aug. 23 /PRNewswire/ -- Coachmen Industries, Inc. (NYSE: COA - news), the nation's largest producer of modular housing and a leading full line producer of recreational vehicles, and Miller Building Systems, Inc. (OTC: MBSI
- news), one of the nation's premier manufacturers of commercial modular buildings, announced today that they have agreed that Coachmen will acquire all the outstanding common stock of Miller by tender of $8.40 in cash per share, plus an additional $.30 upon the satisfaction of certain conditions by Miller.

This acquisition is another step forward in Coachmen Industries' strategic plan to leverage its core businesses and to expand its interests in modular construction.

Miller, founded in 1982, specializes in commercial modular structures, just completed its 2000 fiscal year with record sales of $71 million. Much of Miller's growth is attributable to its leadership in modular structures for the telecommunications industry and its customers include Nextel, AT&T, Motorola, and Bell Atlantic.

In addition to its participation in the rapidly growing telecom industry, Miller is also a leader in commercial modular structures serving a broad customer base. Miller operates from five manufacturing locations in the continental United
States providing a broad reach in both telecommunications and commercial applications. Its unique lightweight, non-combustible modular structures position Miller to capture future growth in the education, assisted living and health care sectors.

"This acquisition fits very well with our strategic growth plan and leverages our core competencies in recreational vehicle and modular manufacturing," said Claire C. Skinner, Chairman and CEO of Coachmen. "Our manufacturing and engineering processes are compatible, and the synergistic and expansion opportunities will benefit the combined entities going forward."

"Joining Coachmen will enable Miller to continue its growth by expanding our commercial modular interests into new areas. Our Board of Directors unanimously approved this sale to Coachmen because of the growth opportunities, as well as Coachmen's financial strength, well established values and commitment to its customers and employees," noted Edward C. Craig, Miller's Chairman and CEO.


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Under the agreement,  Miller's current  management team will remain in place, as will the company's approximately 500 employees. "Miller, known for its quality and innovative products, has a proven, successful management team and a well trained, dedicated workforce," Skinner said. "Miller was named one of the 'America's Best 200 Small Companies' by Forbes magazine in 1999 which is a great combination with Coachmen's distinction as a member of Forbes Platinum 400 list. We are excited to have the Miller employees joining Coachmen and welcome their contributions toward achieving our strategic plan."

This is the second expansion by Coachmen of the modular business this year. In June, Coachmen acquired all of the outstanding shares of Mod-U-Kraf, Inc., a modular home and special products manufacturer headquartered in of Rocky Mount, Virginia.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to the potential fluctuations in the Company's operating results, the implementation of its enterprise-wide software, the availability and pricing of gasoline, the Company's dependence on chassis suppliers, interest rates, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers and other risks identified in the Company's SEC filings.